Free Writing Prospectus
Filed pursuant to Rule 433
Registration Statement No. 333-162195
Dated February 15, 2012

OLO PowerShares DB Crude Oil Long ETN SZO PowerShares DB Crude Oil Short ETN
DTO PowerShares DB Crude Oil Double Short ETN

ETN and index data as of December 31, 2011

Description
The PowerShares DB Crude Oil Long Exchange Traded Note (Symbol: OLO),
PowerShares DB Crude Oil Short Exchange Traded Note (Symbol: SZO) and
PowerShares DB Crude Oil Double Short Exchange Traded Note (Symbol: DTO)
(collectively, the "PowerShares DB Crude Oil ETNs") are the [] rst U.S.
exchange-traded products that provide investors with a cost-effective and convenient way to take a long, short or leveraged view on the performance of an oil-based commodity index.

All of the PowerShares DB Crude Oil ETNs are based on a total return version of the Deutsche Bank Liquid Commodity Index -- Oil, which is intended to track the long or short performance of the underlying futures contracts of a basket of oil futures contracts. The Long ETN is based on the Optimum Yield[] version of the Index, and the Short and Double Short ETNs are based on the standard version of the Index.

PowerShares DB Crude Oil ETN and Index Data
Ticker symbols
Crude Oil Long                            OLO
Crude Oil Short                            SZO
Crude Oil Double Short                     DTO
Intraday indicative value symbols
Crude Oil Long                          OLOIV
Crude Oil Short                          SZOIV
Crude Oil Double Short                   DTOIV
CUSIP symbols
Crude Oil Long                     25154K866
Crude Oil Short                    25154K874
Crude Oil Double Short             25154K809
Details
ETN price at initial listing           $25.00
Inception date                        6/16/08
Maturity date                          6/1/38
Yearly investor fee                     0.75%
Leveraged reset frequency              Monthly
Listing exchange                    NYSE Arca
DB Optimum Yield Crude Oil[] Index  DBLCOCLT
DB Standard Crude Oil Index          DBRCLTR
Issuer
Deutsche Bank AG, London Branch
Long-term Unsecured Obligations

ETN History(1) (Growth of $10,000 since June 30, 2008)
[] OLO (Long) [] SZO (Short) [] DTO (Double Short)
$120k
$100k
$80k                                                           $17,853
                                                               $16,919
$60k                                                            $5,425
$40k
$20k
---------------------------- ------------------------- --- --- -------
$0
             '08               '09                     '10 '11

ETN Performance and Index History (%)(1)
                                1 Year 3 Year 5 Year 10 Year ETN Inception
ETN Performance
Crude Oil Long                    1.30 12.01      --      --       -14.88
Crude Oil Short                  -7.70 -13.51     --      --       14.69
Crude Oil Double Short          -22.06 -32.78     --      --       15.07
Index History
Deutsche Bank Liquid
  Commodity Index --
  Optimum Yield Crude Oil         1.86 12.82   3.41       --       -14.21
Deutsche Bank Liquid
  Commodity Index -- Oil         -0.99   5.04 -4.72       --       -24.68
Comparative Indexes(2)
S and P 500                           2.11 14.11  -0.25                  0.22
Barclays Capital U.S. Aggregate   7.84   6.77  6.50                  7.20

Source: Invesco PowerShares, Bloomberg L.P.
(1) ETN performance [] gures are based on repurchase value. Repurchase value is the current principal amount x applicable index factor x fee factor. See the prospectus for more complete information. Index history is for illustrative purposes only and does not represent actual PowerShares DB Crude Oil ETN performance. The inception date of the Deutsche Bank Liquid Commodity Index-Oil is Jan. 12, 2004. The inception date of the Index's Optimum Yield version is
May 24, 2006. ETN Performance is based on a combination of the monthly returns or inverse monthly returns for the Crude Oil Long ETNs and Crude Oil Short
ETNs, respectively, or two times the inverse monthly returns for the Crude Oil
Double Short ETNs, from the relevant Commodity Index plus the monthly returns from the DB 3-Month T-Bill Index (the "T-Bill Index"), resetting monthly as per the formula applied to the PowerShares DB Crude Oil ETNs, less the investor fee. The Long ETN is based on the Deutsche Bank Liquid Commodity Index --
Optimum Yield Crude Oil[], and the Short and Double Short ETNs are based on the standard version of the Deutsche Bank Liquid Commodity Index -- Light Crude[]
(the "Commodity Indexes"). The T-Bill Index is intended to approximate returns from investing in 3-month United States Treasury bills on a rolling basis.
Index history does not re[] ect any transaction costs or expenses. Indexes are unmanaged, and you cannot invest directly in an index. PAST PERFORMANCE DOES
NOT GUARANTEE FUTURE RESULTS.

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OLO PowerShares DB Crude Oil Long ETN SZO PowerShares DB Crude Oil Short ETN
DTO PowerShares DB Crude Oil Double Short ETN

ETN data as of December 31, 2011
---------------------------------- ------
Volatility (%)(1,2)
                                   Double
                     Long  Short    Short
3 Year              27.69 30.14    60.29
------------------- ----- -------- ------
3-Year Historical Correlation(1,2)
                                   Double
                     Long  Short    Short
S and P 500              0.66  -0.64    -0.64
Barclays Capital
   U.S. Aggregate   -0.16   0.14     0.14
------------------- ----- -------- ------
Annual Performance (%)(1)
                                   Double
                     Long  Short    Short
2009                35.34 -23.77   -50.96
2010                 2.51  -8.04   -20.52
2011                 1.30  -7.70   -22.06

What are the PowerShares DB Crude Oil ETNs?
The PowerShares DB Crude Oil ETNs are senior unsecured obligations issued by
Deutsche Bank AG, London Branch that are linked to a total return version of a
Deutsche Bank crude oil index. The Long ETN is linked to the Deutsche Bank
Liquid Commodity Index -- Optimum Yield Crude Oil[], and the Short and Double
Short ETNs are linked to the standard version of the Deutsche Bank Liquid
Commodity Index. Both indexes are designed to re[] ect the performance of certain crude oil futures contracts. The Optimum Yield[] version of the index attempts to minimize the negative effects of contango and maximize the positive effects of backwardation by applying [] exible roll rules to pick a new futures contract when a contract expires. The standard version of the index, which does not attempt to minimize the negative effects of contango and maximize the positive effects of backwardation, uses static roll rules that dictate that an expiring futures contract must be replaced with a contract having a prede[] ned expiration date.

Investors can buy and sell the PowerShares DB Crude Oil ETNs at market price on the NYSE Arca exchange or receive a cash payment at the scheduled maturity or early redemption based on the performance of the index less investor fees.
Investors may redeem the PowerShares DB Crude Oil ETNs in blocks of no less than 200,000 securities and integral multiples of 50,000 securities thereafter, subject to the procedures described in the pricing supplement, which may include a fee of up to $0.03 per security.

Bene[] ts and Risks of PowerShares DB Crude Oil ETNs

Bene[] ts Risks
[] Leveraged and short notes [] Non-principal  protected  [] Relatively low cost [] Leveraged losses [] Intraday access [] Subject to an investor fee []
Listed [] Limitations on repurchase [] Transparent [] Concentrated exposure  []
Acceleration risk  [] Credit risk of the issuer

(2) The S and P 500([R]) Index is an unmanaged index used as a measurement of change in stock market conditions based on the performance of a speci[] ed group of common stocks. The Barclays Capital U.S. Aggregate Bond Index(TM) is
an unmanaged index considered representative of the U.S. investment-grade, []
xed-rate bond market. Correlation indicates the degree to which two investments have historically moved in the same direction and magnitude. Volatility is the annualized standard deviation of index returns.

Deutsche Bank AG, London Branch has [] led a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents
[] led by Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting
powersharesetns.com | dbfunds. db.com/notes or EDGAR on the SEC website at
www.sec.gov. Alternatively, you may request a prospectus by calling 800 983
0903 | 877 369 4617, or you may request a copy from any dealer participating in this offering.

Important Risk Considerations:
The PowerShares DB Crude Oil ETNs may not be suitable for investors seeking an investment with a term greater than the time remaining to the next monthly reset date and should be used only by knowledgeable investors who understand the potential adverse consequences of seeking longer term inverse or leveraged investment results by means of securities that reset their exposure monthly.
Investing in the ETNs is not equivalent to a direct investment in the index or index components because the current principal amount (the amount you invested)
is reset each month, resulting in the compounding of monthly returns. The principal amount is also subject to the investor fee, which can adversely affect returns. The amount you receive at maturity (or upon an earlier repurchase) will be contingent upon each monthly performance of the index during the term of the securities. There is no guarantee that you will receive at maturity, or upon an earlier repurchase, your initial investment back or any return on that investment. Signi[] cant adverse monthly performances for your securities may not be offset by any bene[] cial monthly performances.
The PowerShares DB Crude Oil ETNs are senior unsecured obligations of Deutsche
Bank AG, London Branch, and the amount due on the

PowerShares DB Crude Oil ETNs is entirely dependent on Deutsche Bank AG, London
Branch's ability to pay. The PowerShares DB Crude Oil ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the PowerShares DB Crude Oil ETNs include limited portfolio diversi[] cation, uncertain principal repayment, trade price [] uctuations, illiquidity and leveraged losses. Investing in the PowerShares DB Crude Oil
ETNs is not equivalent to a direct investment in the index or index components.
The investor fee will reduce the amount of your return at maturity or upon redemption of your PowerShares DB Crude Oil ETNs even if the value of the relevant index has increased. If at any time the repurchase value of the
PowerShares DB Crude Oil ETNs is zero, your investment will expire worthless.
Deutsche Bank may accelerate the PowerShares DB Crude Oil ETNs upon a regulatory event affecting the ability to hedge the PowerShares DB Crude Oil
ETNs.
The PowerShares DB Crude Oil ETNs may be sold throughout the day on NYSE Arca through any brokerage account. There are restrictions on the minimum number of
PowerShares DB Crude Oil ETNs that you may redeem directly with Deutsche Bank
AG, London Branch, as speci[] ed in the applicable pricing supplement. Ordinary brokerage commissions apply, and there are tax consequences in the event of sale, redemption or maturity of the PowerShares DB Crude Oil ETNs. Sales in the secondary market may result in losses.
The PowerShares DB Crude Oil ETNs are concentrated in crude oil futures contracts. The market value of the PowerShares DB Crude Oil ETNs may be in[]
uenced by many unpredictable factors, including, among other things, volatile oil prices, changes in supply and demand relationships, changes in interest rates, and monetary and other governmental actions. The PowerShares DB Crude

Oil ETNs are concentrated in a single commodity sector, are speculative and generally will exhibit higher volatility than commodity products linked to more than one commodity sector.
The PowerShares DB Crude Oil Double Short ETN is a leveraged investment. As such, it is likely to be more volatile than an unleveraged investment. There is also a greater risk of loss of principal associated with a leveraged investment than with an unleveraged investment.
PowerShares([R]) is a registered trademark of Invesco PowerShares Capital
Management LLC. Invesco PowerShares Capital Management LLC is an indirect, wholly owned subsidiary of Invesco Ltd.
Certain marketing services may be provided for these products by Invesco
Distributors, Inc. or its af[] liate, Invesco PowerShares Capital Management
LLC. Invesco Distributors, Inc. will be compensated by Deutsche Bank or its af[] liates for providing these marketing services. Neither Invesco
Distributors, Inc. or Invesco PowerShares Capital Management LLC are af[]
liated with Deutsche Bank.
An investor should consider the PowerShares DB Crude Oil ETNs' investment objectives, risks, charges and expenses carefully before investing.
An investment in the PowerShares DB Crude Oil ETNs involves risks, including possible loss of principal. For a description of the main risks, see "Risk
Factors" in the applicable pricing supplement and the accompanying prospectus supplement and prospectus.
Not FDIC Insured -- No Bank Guarantee -- May Lose Value This material must be accompanied or preceded by a prospectus. Before investing, please read the prospectus carefully.

[C] 2012 Invesco PowerShares Capital Management LLC P-DBCRUDE-ETN-PC-1-E 01/12

                                 800 983 0903 | 877 369 4617
powersharesetns.com | dbfunds.db.com/notes twitter: @PowerShares